Exhibit 10.34

SUMMARY OF THE COMPENSATION ARRANGEMENTS OF THE COMPANY’S BOARD OF

DIRECTORS

•	Directors will be paid an annual retainer of $40,000/fiscal year, payable quarterly in arrears, beginning with the Company’s 2007 fiscal year;

•

Directors shall receive an annual grant of Common Stock of the Company with a value of $30,000 pursuant to the Company’s 2006 Incentive Plan and in accordance with the terms of the Directors’ Share Awards Guidelines, beginning with the Company’s 2007 annual shareholder’s meeting;

•

The Chairman of each of the Nominating/Corporate Governance Committee and the Compensation Committee shall receive an additional annual retainer of $5,000 and the Chairman of the Audit Committee of the Board shall receive an additional annual retainer of $10,000, payable quarterly in arrears, beginning with the Company’s 2007 fiscal year;

•

The fee paid to each Director for each meeting of the Board that he or she attends shall be $1,500, and shall be $1,000 for each Committee meeting that he or she attends, except that a Director shall receive $500 for any meeting attended telephonically;

•	The Lead Director of the Company shall be paid an additional annual retainer of $10,000/fiscal year, payable quarterly in arrears, beginning with the Company’s 2007 fiscal year.

Additionally, the Company will reimburse directors for all reasonable expenses incurred by them in connection with attendance at any meeting of the Board or its Committees and for travel and other expenses incurred in connection with their duties as Directors of the Company.

There is no written agreement with respect to compensation payable to any Director.